Exhibit 8.1
                                                               -----------

                        Sidley Austin Brown & Wood LLP
                               787 Seventh Ave.
                           New York, New York 10019
                           Telephone: (212) 839-5300
                           Facsimile: (212) 839-5599




                                        August 30, 2005

Countrywide Securities Corporation      The Bank of New York
4500 Park Granada                       101 Barclay Street - 8W
Calabasas, California 91302             New York, New York 10286

Lehman Brothers Inc.                    The Bank of New York Trust Company, N.A.
745 Seventh Avenue                      700 South Flower Street, Suite 200
New York, New York  10019               Los Angeles, California 90017-4104

                  Re:  CWABS, Inc.
                       Asset-Backed Certificates, Series 2005-8
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Ladies and Gentlemen:

         We have acted as special counsel for CWABS, Inc., a Delaware corporation (the "Company"), in connection with the issuance of the Asset-Backed Certificates of the above-referenced Series (the "Certificates"). The Class 1-A-1, Class 2-A-1, Class 2-A-2, Class 2-A-3, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6 and Class A-R Certificates are referred to herein as the "Public Certificates." The Class M-7, Class M-8 and Class B Certificates are referred to herein as the "Privately Placed Certificates."

         The Certificates represent the entire beneficial ownership interest in a trust fund (the "Trust Fund") created under a Pooling and Servicing Agreement dated as of August 1, 2005 (the "PSA") by and among the Company, as depositor, Countrywide Home Loans, Inc., as a seller, Park Monaco Inc., as a seller, Park Sienna LLC, as a seller, Countrywide Home Loans Servicing LP, as master servicer, The Bank of New York, as trustee, and The Bank of New York Trust Company, N.A., as co-trustee. The assets of the Trust Fund consist primarily of a pool of conventional, credit-blemished mortgage loans secured by first liens on one- to four-family residential properties. Capitalized terms not defined herein have the meanings ascribed to them in the PSA.

         In arriving at the opinions expressed below, we have examined such documents and records as we have deemed appropriate, including the following:

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                  (i) Signed copy of the Registration Statement on Form S-3
         (File No. 333-125164) filed by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act"), on May 23, 2005, and declared effective by the SEC on June 10, 2005.

                  (ii) The Prospectus dated June 10, 2005 as supplemented by the Prospectus Supplement relating to the Public Certificates, dated August 25, 2005 in the form to be filed with the SEC pursuant to Rule 424(b) under the 1933 Act.

                  (iii) Signed copy of the PSA.

                  (iv) The underwriting agreement dated August 11, 2005 between the Company and the several underwriters named therein relating to the Public Certificates and the purchase agreement dated August 30, 2005 between the Company and the several purchasers named therein relating to the Privately Placed Certificates .

                  (v) Specimen Certificate of each Class of Certificates (together with all other documents listed in (i) through (iv) above, the "Documents").

         In rendering the opinions set forth below, we have assumed, without independent investigation, that the Documents are complete and authentic and have been duly authorized, executed and delivered. Our opinions are also based on the assumption that all parties to the PSA will comply with its terms, including the tax reporting requirements and that all representations made in the PSA by any party thereto are true.

         Our opinions are based on the assumption that issuing the Certificates and the other transactions contemplated by the Documents are not part of another transaction or series of transactions requiring the Trust Fund, any investor or other participant to treat the transaction or transactions as subject to the disclosure, registration, or list maintenance requirements of Section 6011, 6111 or 6112 of the Internal Revenue Code of 1986, as amended (the "Code").

         Based upon the foregoing, we are of the opinion that: (i) each REMIC described in the PSA will qualify as a REMIC under Section 860D of the Code,
(ii) the Regular Certificates will be treated as regular interests in the Master REMIC, (iii) the Class A-R Certificate will represent ownership of the sole class of residual interest in each REMIC described in the PSA, and (iv) the interests of the holders of the Public Certificates (except the Class A-R Certificates) with respect to Net Rate Carryover will represent separate contractual rights coupled with REMIC regular interests within the meaning of Treasury regulation ss.1.860G-2(i).

         Our opinions are based upon the current provisions of the Code and Treasury regulations issued or proposed thereunder, Revenue Rulings, Revenue Procedures and other releases of the Internal Revenue Service and current case law, all of which can change at any time. Any such change could apply retroactively and modify the legal conclusions on which our opinions are based. Our opinions are limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the Pooling and Servicing Agreement or the effect of such transactions on Countrywide Financial Corporation, any member of its federal consolidated group or any of its wholly owned affiliates.

         In rendering the foregoing opinions, we express no opinion on the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion is rendered as of the date hereof and we undertake no obligation to update this opinion or advise you of any changes in the event there is any change in legal authorities, facts, assumptions or documents on which this opinion is based (including the taking of any action by any party to the Documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion unless we are specifically engaged to do so. This opinion is rendered only to those to whom it is addressed and may not be relied on in connection with any transactions other than the transactions contemplated herein. This opinion may not be relied upon for any other purpose, or relied upon by any other person (including, without limitation, any person who acquires the Certificates from the persons to whom this opinion is addressed), firm or corporation for any purpose, without our prior written consent.







                                      Very truly yours,